Exhibit 10.21.3
Other Executive Benefits
     This chart summarizes the perquisites and other benefits Cardinal Health, Inc. (the “Company”) makes available to its named executive officers (“NEOs”) for which the Company has not otherwise filed written plan descriptions or written agreements.

Description of Benefit	Eligible Positions	Amount/Schedule

Personal Use of Company Aircraft	Chief Executive Officer; Executive Chairman of the Board	The Human Resources and Compensation Committee of the Company’s Board of Directors has approved the use of Company aircraft by the Chief Executive Officer and Executive Chairman of the Board for personal travel. The Company pays the costs associated with the personal travel and provides a tax reimbursement with respect to income attributed to these individuals arising from the use of the Company aircraft for their personal travel. In addition, the executive’s spouse and/or dependent children are permitted to accompany them on the Company aircraft, but no tax reimbursement is provided with respect to the personal travel of the spouse and dependent children.

	Other executive officers, including other NEOs	The Chief Executive Officer must pre-approve any proposed personal use of the corporate aircraft. The Company pays the costs associated with the approved personal travel.

Physical Examination	Executive officers, including NEOs	The Company pays the costs for annual physical examinations for executive officers who are not in the Company’s medical plan.

Spousal Travel at Company’s Request and Related Tax Reimbursements	Executive officers, including NEOs	If spousal travel is at the request and for the benefit of the Company, the Company will reimburse an executive officer for the travel, meals and other reasonable out-of-pocket expenses.

The Company provides a tax reimbursement to its executive officers for income attributed to them arising out of the Company’s reimbursement of travel expenses if the spousal travel is at the request and for the benefit of the Company.

Costs of Security Systems at Personal Residence	Executive officers, including NEOs	The Company pays the cost of a security system at the executive’s personal residence if the Company recommends the executive to obtain an enhanced security system.